FOR IMMEDIATE RELEASE

Edmonton Alberta - February 13, 2009	CPBM: OTCBB

Cyplasin Biomedical Ltd., and Pacific Therapeutics Ltd., announces Letter of Intent (LOI) for Reverse Takeover (RTO) and Related Financings

Cyplasin Biomedical Ltd., announced today that it has entered into a Letter of Intent (LOI) with Vancouver based Pacific Therapeutics Ltd (PTL) to effect a reverse take over of 100% of the Company. The terms of the LOI include:

1.

Consolidation of 38,984,000 Cyplasin shares on a 40:1 basis to 974,600 common shares outstanding and no preferred shares. This consolidation was completed February 2, 2009 and the consolidated shares are listed under the new trading symbol OTCBB – CPBM.

2.

Cyplasin will upon completion of the RTO issue approximately 11,666,669 of its common shares to PTL shareholders in exchange for their outstanding shares and will change its name to Pacific Therapeutics Inc. or another name acceptable to PTL.

3.

Both Professor Petzelt and Mr. Galley have tendered their resignations from the company. Mr. Likes will stay with the Company until completion of the RTO, at which time he will step down as President\CEO. The current management and Board of Directors of Pacific Therapeutics will then continue on with the new organization.

4.	As part of the ongoing activities post RTO, Pacific Therapeutics will use commercial best efforts to raise the required funding to advance the business of the new Company.

5.	Closing of the RTO is expected to be completed on or before March 30, 2009, following completion of all closing conditions.

About Pacific Therapeutics Ltd.

Pacific Therapeutics Ltd. (PTL) is a Clinical stage Specialty Pharmaceutical Company, poised to begin Clinical Trials. Incorporated in September of 2005 under the British Columbia Company Act, the company is focused on developing drugs for diseases of excessive scarring including Idiopathic Pulmonary Fibrosis (IPF) and Liver Cirrhosis. Pacific’s strategy includes reformulating approved drugs to increase efficacy and patient compliance. PTL is able to reduce the time to market because these drugs are already approved and have established safety records. The first drug the company is targeting is approved to treat Intermittent Claudication (IC) and has also shown anti-fibrosis (anti-scarring) activity. A new formulation of this drug could reach sales in excess of $120 million by 2010 and grow to maximum annual sales of $700 million in IC. The second compound approved for a different indication would be developed in parallel and could reach the market in 2010. A future combination of these products for human fibrosis represents a market opportunity in excess of $4 billion and opens the door to partnership opportunities with large pharmaceutical companies.

Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this current report which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things:

  the completion of the acquisition of all the issued and outstanding shares of PTL;

  the receipt of director approvals required for the acquisition; and

  the satisfactory completion of due diligence reviews by the parties to the acquisition.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainty of financial estimates and projections, the competitive and regulatory environment for cancer treatments, stock market conditions, unforeseen technical difficulties and our ongoing ability to operate a business and obtain financing. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Although we believe that our beliefs, plans, expectations and intentions contained in this current report are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our quarterly reports on Form 10-Q and our other periodic reports filed from time-to-time with the Securities and Exchange Commission pursuant to the Securities Exchange Act.

CONTACT:

Garth Likes
Cyplasin Biomedical Ltd.
Email Address glikes@cyplasin.com
Website URL www.cyplasin.com

Doug Unwin
Pacific Therapeutics Ltd
President/CEO
Phone: (604) 738-1049
Fax: (604) 738-1094

Website: http://www.pacifictherapeutics.com/